Exhibit 99.1

                                                     Ralcorp Holdings Appoints Benjamin Akande and Jonathan E. Baum
to Board of Directors

ST. LOUIS, MO, October 25, 2010—Ralcorp Holdings, Inc. (NYSE: RAH) (“Ralcorp”) is pleased to announce that Benjamin Akande and Jonathan E. Baum have been appointed to serve on the company’s board of directors.

Benjamin Akande is a professor of economics and Dean of the George Herbert Walker School of Business and Technology at Webster University in St. Louis, Missouri, a position he has held since June 2000. He is also chief of the university’s Office of Corporate Partnership. As the chief academic officer of the 13,000-student international business school, Dr. Akande leads a faculty of 1,500, which spans campuses in the U.S., Europe, and Asia. He has been a scholar of economics, global business, and leadership for 25 years and has held numerous academic positions at several universities in the U.S. Dr. Akande has consulted for leading Fortune 500 companies in the areas of strategy, operations, ethics, corporate responsibility, leadership development, and market positioning. He is a former consultant to the World Bank and the United Nations Development Program.

Jonathan E. Baum has served as chief executive officer and chairman of George K. Baum & Company, an investment banking firm, since 1994.  Prior to his current position, Mr. Baum was vice president, mergers and acquisitions at Salomon Brothers Inc. where he worked for eight years. He has over 25 years of business and finance experience, with a focus on mergers, acquisitions, and financing. Mr. Baum was a director at American Italian Pasta Company from 1994 until July 2010.

About Ralcorp

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips, and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough for cookies, Danishes, bagels, and doughnuts; and dry pasta. For more information about Ralcorp, visit the company's website at www.Ralcorp.com.

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Contact:	Scott Monette Corporate Vice President, Treasurer and Corporate Development Officer (314) 877-7113	Matt Pudlowski Director, Business Development (314) 877-7091